HOVING
& PARTNERS
WEALTH MANAGEMENT

Cadiz, Inc.
Mr. Keith Brackpool, Chairman, Board of Directors
550 South Hope Street, Suite 2850
Los Angeles, California 90071
USA

Date: 30 April 2019
Subject: Operations, Governance and nominations AGM 2019

Dear Mr. Brackpool,

As you know Hoving & Partners S.A. is the beneficial owner of approximately 8.4 million shares of Cadiz Inc. ("the Company"), representing just over 34% of the Company's outstanding stock, following our 2018 SEC filing.

We made our initial investment in the Company - over a decade ago - because of our firm believe in the investment case of the Company. We think that developing the water supply project ("Water Project") will provide a fair return to our clients and other investors, and helping California overcoming its acute long-term water supply shortages.

The Final Environmental Impact Report, completed under California's regulatory standards, underwrite the Company's efforts, as do the numerous local governmental approvals and agreements to cooperate in developing and implementing groundwater management plans. The same goes for the broad support from other parties, like public water purveyors, community, business and labor groups.

We commend the Company for its recently expressed willingness to conduct an unprecedented and expedited study to dispel any concern that the Water Project will impact mountain springs. To silence the remaining project opponents, who continue to claim the Water Project will harm natural springs in the distant mountain watershed and have requested that the California Legislature intervene. We believe this will improve public confidence in the Water Project and accelerate the Company to proceed forward. We also see this as a tool to return to execution of the strategic plan and redirect the Company's resources to the Water Project. Although no doubt necessary, we do not wish to see the Company's time and resources being used for "political defense".

We further appreciate the Company's efforts to diversify its business by pursuing additional conveyance routes and repurpose existing facilities. This constitutes not only an environmental betterment but also expands the versatility of the Water Project. We will closely follow these developments and the opportunities that come with it for new participants. In our view it should be supportive and hence an important bridge to implementing the storage of water anticipated in Phase II.

Another business opportunity and diversification was made possible by Congress end of 2018: hemp farming. On the 35,000 acres of isolated private land the Company owns, this could create substantial value for shareholders. We encourage the Company to make headway in initiating some level of hemp cultivation consistent with federal, state and local rules within this calendar year.

Further to the above, we are pleased with the Company's operations and creation of growth opportunities. We believe there are several ways for the Company to create substantially more value for shareholders than the market presently anticipates. For these reasons, in 2019 we have further increased our investments in the Company for our clients and continue having confidence in the ultimate implementation of the Water Project, and its likelihood of generating good returns.

Regarding the Company's governance we have seen the Board recently address its own size and composition, nominating two new independent directors that will add to the skill sets, experiences and diversity of the Board. We trust that the Board will continue to make refinements over the next twelve months, both to its own composition and the Company's governance policies. We believe the Company is well positioned to capitalize on its efforts and execute on its plan while managing its resources. As for other investments for our clients, we like to see continuity in management, strategy and execution. Engaging in an expensive and protracted battle over a competitive slate of Director nominees, governance and the direction of the Company serves no one. Consequently, we will vote in favor of the Company's nominees at the upcoming annual meeting of stockholders and see no reason for shareholder intervention on these topics.

Your sincerely,
Hoving & Partners S.A.

Jan-Paul MENKE
CEO

Jan-Dirk WACKIE EYSTEN
Legal, Compliance, Risk